Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Number 333-192842

The Kroger Co.

Pricing Term Sheet

Dated December 16, 2013

Issuer:	The Kroger Co.
Trade Date:	December 16, 2013
Settlement Date:	December 23, 2013 (T+5)
Denominations:	$2,000 x $1,000
Ratings:	Baa2/BBB/BBB (Stable/Stable/Stable)

Senior Floating Rate Notes due 2016

Principal Amount:	$500,000,000
Security Type:	Senior Floating Rate Notes
Maturity:	October 17, 2016
Initial Interest Rate:

To be determined two London business days before December 23, 2013 based on an interpolated LIBOR (as described in the following sentence) plus the Floating Rate Spread. Long first coupon interpolated between 3 month and 6 month LIBOR

Price to Public:	100.000%
Floating Rate Spread:	+ 53 bps
Reference Rate:	3-month LIBOR
Interest Payment and Reset Dates:	Quarterly on January 17, April 17, July 17 and October 17 commencing April 17, 2014
Make-Whole Call:	None
Interest Determination Date:	Second London business day preceding each Reset Date
Day Count Convention:	Actual/360
CUSIP/ISIN:	501044 CV1 / US501044CV14

1.200% Notes due 2016

Principal Amount:	$300,000,000
Security Type:	Senior Notes
Maturity:	October 17, 2016
Coupon:	1.200%
Price to Public:	99.937%
Yield to Maturity:	1.223%
Spread to Benchmark Treasury:	T + 55 bps
Benchmark Treasury:	UST 0.625% due December 15, 2016

Benchmark Treasury Spot and Yield:	99-27+ and 0.673%
Interest Payment Dates:	April 17 and October 17, commencing April 17, 2014
Make-Whole Call:	Treasury Rate plus 8 basis points
CUSIP/ISIN:	501044 CU3 / US501044CU31

2.300% Notes due 2019

Principal Amount:	$500,000,000
Security Type:	Senior Notes
Maturity:	January 15, 2019
Coupon:	2.300%
Price to Public:	99.852%
Yield to Maturity:	2.331%
Spread to Benchmark Treasury:	T + 80 bps
Benchmark Treasury:	UST 1.250% due November 30, 2018
Benchmark Treasury Spot and Yield:	98-21¼ and 1.531%
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2014
Make-Whole Call:	Treasury Rate plus 12 basis points (prior to December 15, 2018)
Par Call:	On or after December 15, 2018 (one month prior to maturity)
CUSIP/ISIN:	501044 CW9 / US501044CW96

3.300% Notes due 2021

Principal Amount:	$700,000,000
Security Type:	Senior Notes
Maturity:	January 15, 2021
Coupon:	3.300%
Price to Public:	99.755%
Yield to Maturity:	3.339%
Spread to Benchmark Treasury:	T + 110 bps
Benchmark Treasury:	UST 2.000% due November 30, 2020
Benchmark Treasury Spot and Yield:	98-15 and 2.239%
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2014
Make-Whole Call:	Treasury Rate plus 16 basis points (prior to December 15, 2020)
Par Call:	On or after December 15, 2020 (one month prior to maturity)
CUSIP/ISIN:	501044 CX7 / US501044CX79

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC Citigroup Global Markets Inc. RBS Securities Inc.

Co-Managers:

Fifth Third Securities, Inc.
BNY Mellon Capital Markets, LLC
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
PNC Capital Markets LLC
CastleOak Securities, L.P.
The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

We expect that delivery of the notes will be made against payment therefore on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof or the next succeeding business day should consult their own advisor.

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